Filed Pursuant to Rule 433

Registration No. 333-158663

Subject to Completion

Preliminary Term Sheet dated August 27, 2010

The Currency MITTS are being offered by Bank of America Corporation (“BAC”). The Currency MITTS will have the terms specified in this term sheet as supplemented by the documents indicated below under “Additional Terms” (together, the “Note Prospectus”). Investing in the Currency MITTS involves a number of risks. There are important differences between the Currency MITTS and a conventional debt security, including different investment risks. See “Risk Factors” on page TS-5 of this term sheet and beginning on page S-13 of product supplement MITTS-4. Currency MITTS:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

In connection with this offering, Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) is acting in its capacity as principal for your account.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price (1)	$10.000	$
Underwriting discount (1)	$0.175	$
Proceeds, before expenses, to Bank of America Corporation	$9.825	$

(1)	The public offering price and underwriting discount for any purchase of 500,000 units or more in a single transaction by an individual investor will be $9.95 per unit and $0.125 per unit, respectively. The public offering price and underwriting discount for any purchase by certain fee-based trusts and fee-based discretionary accounts managed by U.S. Trust operating through Bank of America, N.A. will be $9.825 per unit and $0.00 per unit, respectively.

*Depending on the date the Currency MITTS are priced for initial sale to the public (the “pricing date”), which may be in September or October 2010, the settlement date may occur in September or October 2010, and the maturity date may occur in September or October 2012. Any reference in this term sheet to the month in which the pricing date, the settlement date, or the maturity date will occur is subject to change as specified above.

Merrill Lynch & Co.

September     , 2010

Units Expected Pricing Date* September     , 2010 Currency Market Index Target-Term Securities® Settlement Date* September     , 2010 Linked to a Basket of Asian Currencies, Maturity Date* September     , 2012 due September     , 2012 CUSIP No. $10 principal amount per unit Term Sheet No. Currency Market Index Target-Term Securities® 150% - 190% participation in any increase in the value of a Basket of Asian Currencies, which represents a long position in the Philippine peso, the Malaysian ringgit, the Indian rupee, and the Indonesian rupiah relative to the U.S. dollar 90% principal protected at maturity against decreases in the value of the Basket of Asian Currencies A maturity of approximately two years Repayment of principal at maturity is subject to the credit risk of Bank of America Corporation No periodic interest payments No listing on any securities exchange STRUCTURED INVESTMENTS PRINCIPAL PROTECTION ENHANCED INCOME MARKET PARTICIPATION ENHANCED PARTICIPATION

Summary

The Currency Market Index Target-Term Securities® Linked to a Basket of Asian Currencies, due September     , 2012 (the “Currency MITTS”) are our senior unsecured debt securities. The Currency MITTS are not guaranteed or insured by the Federal Deposit Insurance Corporation or secured by collateral. The Currency MITTS will rank equally with all of our other unsecured and unsubordinated debt, and any payments due on the Currency MITTS, including any repayment of principal, will be subject to the credit risk of BAC.

The Exchange Rate Measure to which the Currency MITTS are linked is a “Basket of Asian Currencies,” which tracks the value of an equally weighted investment in the Philippine peso, the Malaysian ringgit, the Indian rupee, and the Indonesian rupiah (each an “underlying currency”), based on the exchange rate for each underlying currency relative to the U.S. dollar.

The Currency MITTS provide investors with a 150% to 190% participation rate in increases in the value of the Basket of Asian Currencies from the Starting Value, which will be set to 100 on the pricing date, to the Ending Value, as determined on a calculation day shortly before the maturity date. Investors should be of the view that the value of the Basket of Asian Currencies will increase (that is, the underlying currencies will strengthen relative to the U.S. dollar) over the term of the Currency MITTS. Investors must be willing to forgo interest payments on the Currency MITTS and be willing to accept a repayment at maturity that is up to 10% less than the Original Offering Price.

Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement MITTS-4. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to BAC.

Terms of the Currency MITTS

Issuer:	Bank of America Corporation (“BAC”)
Original Offering Price:	$10.00 per unit
Base Value:	$10.00 per unit
Term:	Approximately two years
Exchange Rate Measure:

A Basket of Asian Currencies, which tracks the value of an equally weighted investment in the Philippine peso, the Malaysian ringgit, the Indian rupee, and the Indonesian rupiah, based on the exchange rate for each underlying currency relative to the U.S. dollar

Initial Exchange Rates:

The Initial Exchange Rate for each underlying currency will be determined on the pricing date, subject to postponement as more fully described on page TS-7, and set forth in the final term sheet that will be made available in connection with sales of the Currency MITTS.

Starting Value:	The Starting Value of the Basket of Asian Currencies will be set to 100.00 on the pricing date.
Ending Value:

The value of the Basket of Asian Currencies on the calculation day, calculated based upon the exchange rate of each underlying currency on that day, as described on page TS-7 under “The Basket of Asian Currencies.” If it is determined that the scheduled calculation day is not a business day, or if the exchange rate for any underlying currency is not quoted on the scheduled calculation day, the Ending Value will be determined as more fully described on page TS-7.

Calculation Day:

The fifth scheduled business day immediately prior to the maturity date, determined on the pricing date and set forth in the final term sheet that will be made available in connection with sales of the Currency MITTS

Participation Rate:

The Participation Rate will be between 150% and 190%. The actual Participation Rate will be determined on the pricing date and set forth in the final term sheet that will be made available in connection with sales of the Currency MITTS.

Minimum Redemption Amount:	$9.00 per unit
Calculation Agent:	Merrill Lynch Capital Services, Inc., a subsidiary of BAC

Determining the Redemption Amount for the Currency MITTS

On the maturity date, you will receive a cash payment per Currency MITTS (the “Redemption Amount”) calculated as follows:

Hypothetical Payout Profile

This graph reflects the hypothetical returns on the Currency MITTS at maturity, based upon the hypothetical Participation Rate of 170% (the midpoint of the Participation Rate range of 150% to 190%), the Base Value of $10.00, and the Minimum Redemption Amount of $9.00. The blue line reflects the hypothetical returns on the Currency MITTS, while the dotted gray line reflects the hypothetical returns of a direct investment in the Basket of Asian Currencies.

This graph has been prepared for purposes of illustration only. Your actual return will depend on the actual Participation Rate, Ending Value, and the term of your investment.

Hypothetical Redemption Amounts

Examples

Set forth below are three examples of Redemption Amount calculations (rounded to two decimal places) payable at maturity, based upon the Base Value of $10.00 (per unit), the Minimum Redemption Amount of $9.00 (per unit), the Starting Value of 100.00, and a hypothetical Participation Rate of 170% (the midpoint of the Participation Rate range of 150% to 190%).

Example 1 — The hypothetical Ending Value is equal to 50.00:

Redemption Amount (per unit) = the greater of (a) $10 –	[	$10 ×	(100.00 - 50.00)	]	= $5.00 and (b) $9.00
100.00

Redemption Amount (per unit) = $9.00 (The Redemption Amount cannot be less than the Minimum Redemption Amount.)

Example 2 — The hypothetical Ending Value is equal to 97.00:

Redemption Amount (per unit) = $10 –	[	$10 ×	(100.00 - 97.00)	]	= $9.70
100.00

Example 3 — The hypothetical Ending Value is equal to 120.00:

Redemption Amount (per unit) = $10 +	[	$10 × 170% ×	(120.00 - 100.00)	]	= $13.40
100.00

The following table illustrates, for the Starting Value of 100.00 and a range of hypothetical Ending Values of the Basket of Asian Currencies:

▪	the percentage change from the Starting Value to the hypothetical Ending Value;
▪	the hypothetical Redemption Amount per unit of the Currency MITTS (rounded to two decimal places); and
▪	the total rate of return to holders of the Currency MITTS.

The table below is based on a hypothetical Participation Rate of 170% (the midpoint of the Participation Rate range of 150% to 190%), the Base Value of $10.00 (per unit), and the Minimum Redemption Amount of $9.00 (per unit).

Hypothetical Ending Value	Percentage Change from the Starting Value to the Hypothetical Ending Value	Hypothetical Redemption Amount per Unit(1)	Total Rate of Return on the Currency MITTS
50.00	-50.00%	$9.00	-10.00%
55.00	-45.00%	$9.00	-10.00%
60.00	-40.00%	$9.00	-10.00%
65.00	-35.00%	$9.00	-10.00%
70.00	-30.00%	$9.00	-10.00%
75.00	-25.00%	$9.00	-10.00%
80.00	-20.00%	$9.00	-10.00%
85.00	-15.00%	$9.00	-10.00%
90.00	-10.00%	$9.00(2)	-10.00%
95.00	-5.00%	$9.50	-5.00%
97.00	-3.00%	$9.70	-3.00%
98.00	-2.00%	$9.80	-2.00%
99.00	-1.00%	$9.90	-1.00%
100.00(3)	0.00%	$10.00	0.00%
105.00	5.00%	$10.85	8.50%
110.00	10.00%	$11.70	17.00%
115.00	15.00%	$12.55	25.50%
120.00	20.00%	$13.40	34.00%
125.00	25.00%	$14.25	42.50%
130.00	30.00%	$15.10	51.00%
135.00	35.00%	$15.95	59.50%
140.00	40.00%	$16.80	68.00%
145.00	45.00%	$17.65	76.50%
150.00	50.00%	$18.50	85.00%

(1)	The Redemption Amount per unit of the Currency MITTS is based upon the hypothetical Participation Rate. The actual Participation Rate will be determined on the pricing date and set forth in the final term sheet that will be made available in connection with the sales of the Currency MITTS.

(2)	The Redemption Amount will not be less than the Minimum Redemption Amount of $9.00 per unit of the Currency MITTS.

(3)	The Starting Value will be set to 100.00 on the pricing date.

The above figures are for purposes of illustration only. The actual Redemption Amount and the resulting total rate of return will depend on the actual Participation Rate, Ending Value, and the term of your investment.

Risk Factors

There are important differences between the Currency MITTS and a conventional debt security. An investment in the Currency MITTS involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the Currency MITTS in the “Risk Factors” sections beginning on page S-13 of product supplement MITTS-4 and page S-4 of the MTN prospectus supplement identified below under “Additional Terms.” We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the Currency MITTS.

▪	Your investment may result in a loss; there is no guaranteed return of principal.

▪	Your yield may be less than the yield on a conventional debt security of comparable maturity.

▪	Changes in the exchange rates of the underlying currencies may offset each other.

▪	You must rely on your own evaluation of the merits of an investment linked to the Basket of Asian Currencies.

▪

In seeking to provide you with what we believe to be commercially reasonable terms for the Currency MITTS, while providing MLPF&S with compensation for its services, we have considered the costs of developing, hedging, and distributing the Currency MITTS.

▪	A trading market is not expected to develop for the Currency MITTS. MLPF&S is not obligated to make a market for, or to repurchase, the Currency MITTS.

▪	The Redemption Amount will not be affected by all developments relating to the Basket of Asian Currencies.

▪	Changes in the values of the underlying currencies may offset each other.

▪

If you attempt to sell the Currency MITTS prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways, and their market value may be less than their Original Offering Price.

▪	Payments on the Currency MITTS are subject to our credit risk, and changes in our credit ratings are expected to affect the value of the Currency MITTS.

▪	Purchases and sales by us and our affiliates of the underlying currencies may affect your return.

▪	Our trading and hedging activities may create conflicts of interest with you.

▪	Our hedging activities may affect your return at maturity and the market value of the Currency MITTS.

▪	There may be potential conflicts of interest involving the calculation agent. We have the right to appoint and remove the calculation agent.

▪	The return on the Currency MITTS depends on the exchange rates of the underlying currencies, which are affected by many complex factors outside of our control.

▪	The exchange rates could be affected by the actions of the governments of the Philippines, Malaysia, India, Indonesia, and the United States.

▪	Even though currencies trade around-the-clock, the Currency MITTS will not trade around-the-clock, and the prevailing market prices for the Currency MITTS may not reflect the current exchange rates.

▪	Suspensions or disruptions of market trading in the underlying currencies and the U.S. dollar may adversely affect the value of the Currency MITTS.

▪	The Currency MITTS are payable only in U.S. dollars and you will have no right to receive any payments in any underlying currency.

▪

The U.S. federal income tax consequences of the Currency MITTS are uncertain and may be adverse to a holder of the Currency MITTS. See “Summary Tax Consequences” and “Certain U.S. Federal Income Taxation Considerations” below and “U.S. Federal Income Tax Summary” beginning on page S-56 of product supplement MITTS-4.

Investor Considerations

You may wish to consider an investment in the Currency MITTS if:

▪

You anticipate that the Ending Value will be greater than the Starting Value. In other words, you anticipate that the underlying currencies will strengthen relative to the U.S. dollar over the term of the Currency MITTS.

▪	You accept that you will lose up to 10% of your original investment amount if the Ending Value is less than the Starting Value.

▪	You are willing to forgo interest payments on the Currency MITTS, such as fixed or floating rate interest paid on traditional interest bearing debt securities.

▪

You are willing to accept that a trading market is not expected to develop for the Currency MITTS. You understand that secondary market prices for the Currency MITTS, if any, will be affected by various factors, including our actual and perceived creditworthiness.

▪	You are willing to make an investment, the payments on which depend on our creditworthiness, as the issuer of the Currency MITTS.

The Currency MITTS may not be an appropriate investment for you if:

▪

You anticipate that the Ending Value will be less than the Starting Value. In other words, you anticipate that the underlying currencies will weaken relative to the U.S. dollar over the term of the Currency MITTS.

▪	You seek 100% principal protection or preservation of capital.

▪	You seek interest payments or other current income on your investment.

▪	You seek assurances that there will be a liquid market if and when you want to sell the Currency MITTS prior to maturity.

▪	You are unwilling or are unable to assume the credit risk associated with us, as the issuer of the Currency MITTS.

Other Provisions

We may deliver the Currency MITTS against payment therefor in New York, New York on a date that is greater than three business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, if the initial settlement of the Currency MITTS occurs more than three business days from the pricing date, purchasers who wish to trade the Currency MITTS more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

If you place an order to purchase the Currency MITTS, you are consenting to MLPF&S acting as a principal in effecting the transaction for your account.

Supplement to the Plan of Distribution

MLPF&S, a broker-dealer subsidiary of BAC, is a member of the Financial Industry Regulatory Authority, Inc. (formerly the National Association of Securities Dealers, Inc. (the “NASD”)) and will participate as selling agent in the distribution of the Currency MITTS. Accordingly, offerings of the Currency MITTS will conform to the requirements of NASD Rule 2720. Under our distribution agreement with MLPF&S, MLPF&S will purchase the Currency MITTS from us on the issue date as principal at the purchase price indicated on the cover of this term sheet, less the indicated underwriting discount. MLPF&S will not receive an underwriting discount for Currency MITTS sold to certain fee-based trusts and fee-based discretionary accounts managed by U.S. Trust operating through Bank of America, N.A. In the original offering of the Currency MITTS, the Currency MITTS will be sold in minimum investment amounts of 100 units.

MLPF&S may use this Note Prospectus for offers and sales in secondary market transactions and market-making transactions in the Currency MITTS but is not obligated to engage in such secondary market transactions and/or market-making transactions. MLPF&S may act as principal or agent in these transactions, and any such sales will be made at prices related to prevailing market prices at the time of the sale.

The Basket of Asian Currencies

The Currency MITTS are designed to allow investors to participate in the movements of the Basket of Asian Currencies over the term of the Currency MITTS. The Basket of Asian Currencies is designed to track the value of an equally weighted investment in the Philippine peso, the Malaysian ringgit, the Indian rupee, and the Indonesian rupiah, based on the exchange rate of each underlying currency relative to the U.S. dollar. The Currency MITTS provide upside participation at maturity if the value of the Basket of Asian Currencies increases (that is, the underlying currencies strengthen relative to the U.S. dollar) over the term of the Currency MITTS.

The exchange rate for each underlying currency is expressed as the number of units of the applicable underlying currency for which one U.S. dollar can be exchanged. Accordingly, an increase in the applicable exchange rate means that the value of the relevant underlying currency has weakened against the U.S. dollar, and a decrease in the applicable exchange rate means that the value of the relevant underlying currency has strengthened against the U.S. dollar. If investing in the Currency MITTS, investors should be of the view that the value of the Basket of Asian Currencies will increase over the term of the Currency MITTS (that is, the underlying currencies will strengthen relative to the U.S. dollar from the Initial Exchange Rate, determined on the pricing date, to the Final Exchange Rate, determined on a calculation day shortly before the maturity date).

For each underlying currency, the Initial Exchange Rate and the Final Exchange Rate will be determined as follows:

•	Philippine peso: the number of Philippine pesos for which one U.S. dollar can be exchanged as reported by Reuters on page PDSPESO, or any substitute page thereto, under USD, at approximately 11:00 a.m. in Manila, Philippines.

•	Malaysian ringgit: the number of Malaysian ringgits for which one U.S. dollar can be exchanged as reported by Reuters on page ABSIRFIX01, or any substitute page thereto, under USD, at approximately 11:00 a.m. in Singapore.

•	Indian rupee: the number of Indian rupees for which one U.S. dollar can be exchanged as reported by Reuters on page RBIB, or any substitute page thereto, under USD, at approximately 12:30 p.m. in Mumbai, India.

•	Indonesian rupiah: the number of Indonesian rupiahs for which one U.S. dollar can be exchanged as reported by Reuters on page ABSIRFIX01, or any substitute page thereto, under USD, at approximately 11:00 a.m. in Singapore.

If the following events occur (each, a “Non-Publication Event”):

•	the exchange rate for an underlying currency is not so quoted on the applicable page indicated above on the pricing date (for purposes of determining the Initial Exchange Rate); or

•	the calculation agent determines that the scheduled calculation day is not a business day by reason of an extraordinary event, occurrence, declaration, or otherwise, or the exchange rate for an underlying currency is not so quoted on the applicable page indicated above on the scheduled calculation day (for purposes of determining the Final Exchange Rate), then the calculation agent will determine the Initial Exchange Rate or the Final Exchange Rate for that underlying currency, as applicable, on the next applicable business day on which the exchange rate is so quoted. However, in no event will the determination of the exchange rate for any underlying currency be postponed to a date that is later than the close of business in New York, New York on the second scheduled business day following the pricing date (for purposes of determining the Initial Exchange Rate) or the close of business in New York, New York on the second scheduled business day prior to the maturity date (for purposes of determining the Final Exchange Rate) (the “final determination date”).

If, following a Non-Publication Event and postponement as described above, the exchange rate for any underlying currency remains not quoted on the final determination date, the Initial Exchange Rate or the Final Exchange Rate, as applicable, for that currency will nevertheless be determined on the final determination date. The calculation agent, in its sole discretion, will determine the Initial Exchange Rate or the Final Exchange Rate for that underlying currency on the applicable final determination date (and, in the case of the Final Exchange Rate, the applicable Weighted Return and the Ending Value of the Basket of Asian Currencies) in a manner which the calculation agent considers commercially reasonable under the circumstances. In making its determination, the calculation agent may take into account spot quotations for the applicable underlying currency and any other information that it deems relevant.

The final term sheet will set forth the Initial Exchange Rate for each underlying currency and a brief statement of the facts relating to the determination of the Initial Exchange Rate for any underlying currency affected by a Non-Publication Event, if any. The Initial Exchange Rates and the Final Exchange Rates for all underlying currencies that are not affected by a Non-Publication Event will be determined on the pricing date or the scheduled calculation day, as applicable.

The Starting Value will be set to 100 on the pricing date.

The Ending Value will equal the value of the Basket of Asian Currencies on the calculation day.

The value of the Basket of Asian Currencies on the calculation day will equal: 100 + 100 × (the sum of the Weighted Return for each exchange rate), rounded to two decimal places.

The Weighted Return for each exchange rate will be determined by the calculation agent as follows:

— Philippine peso:	Exchange Rate Weighting	×	(	Initial Exchange Rate - Final Exchange Rate	)
Final Exchange Rate

— Malaysian ringgit:	Exchange Rate Weighting	×	(	Initial Exchange Rate - Final Exchange Rate	)
Final Exchange Rate

— Indian rupee:	Exchange Rate Weighting	×	(	Initial Exchange Rate - Final Exchange Rate	)
Final Exchange Rate

— Indonesian rupiah:	Exchange Rate Weighting	×	(	Initial Exchange Rate - Final Exchange Rate	)
Final Exchange Rate

The formulas above will result in the Weighted Return for an exchange rate being positive when the underlying currency strengthens relative to the U.S. dollar and being negative when that underlying currency weakens relative to the U.S. dollar. Assuming the exchange rates for the other underlying currencies remain the same, any strengthening of an underlying currency relative to the U.S. dollar will result in an increase in the Ending Value while any weakening of an underlying currency relative to the U.S. dollar will result in a decrease in the Ending Value.

The strengthening of an underlying currency relative to the U.S. dollar will result in a decrease in the applicable exchange rate, while the weakening of an underlying currency relative to the U.S. dollar will result in an increase in the applicable exchange rate.

The “Exchange Rate Weighting” with respect to each exchange rate will equal 25%, reflecting an equal weighting for each underlying currency in the Basket of Asian Currencies.

The “Initial Exchange Rate” for each exchange rate will be determined on the pricing date, subject to postponement as described above, and set forth in the final term sheet that will be made available in connection with sales of the Currency MITTS.

The “Final Exchange Rate” for each exchange rate will be determined on the calculation day, subject to postponement as described above.

Hypothetical Calculations of the Weighted Returns and the Ending Value

Set forth below are two examples of hypothetical Weighted Return and hypothetical Ending Value calculations (rounded to two decimal places) based on hypothetical Initial Exchange Rates (based upon each exchange rate as reported on Bloomberg L.P. on August 17, 2010) and assuming hypothetical Final Exchange Rates for each exchange rate as follows.

Example 1:

Underlying Currency	Exchange Rate Weighting	Hypothetical Initial Exchange Rate	Hypothetical Final Exchange Rate	Hypothetical Weighted Return
Philippine peso	25.00%	45.1400	42.8830	1.32%
Malaysian ringgit	25.00%	3.1590	3.0011	1.32%
Indian rupee	25.00%	46.6463	69.9695	-8.33%
Indonesian rupiah	25.00%	8,958.0000	12,093.3000	-6.48%

The hypothetical Weighted Return for each exchange rate is determined as follows:

—	Philippine peso:	25% ×	(45.1400 - 42.8830)	= 1.32%
42.8830

—	Malaysian ringgit:	25% ×	(3.1590 - 3.0011)	= 1.32%
3.0011

—	Indian rupee:	25% ×	(46.6463 - 69.9695)	= –8.33%
69.9695

—	Indonesian rupiah:	25% ×	(8,958.0000 - 12,093.3000)	= –6.48%
12,093.3000

The hypothetical Ending Value would be 87.83, determined as follows:

           100 + 100 × (sum of the Weighted Return for each exchange rate), rounded to two decimal places

           100 + 100 × (1.32 + 1.32 - 8.33 - 6.48)%

           100 + 100 × (-12.17%) = 87.83

Example 2:

Underlying Currency	Exchange Rate Weighting	Hypothetical Initial Exchange Rate	Hypothetical Final Exchange Rate	Hypothetical Weighted Return
Philippine peso	25.00%	45.1400	40.6260	2.78%
Malaysian ringgit	25.00%	3.1590	2.8431	2.78%
Indian rupee	25.00%	46.6463	48.9786	-1.19%
Indonesian rupiah	25.00%	8,958.0000	8,510.1000	1.32%

The hypothetical Weighted Return for each exchange rate is determined as follows:

—	Philippine peso:	25% ×	(45.1400 - 40.6260)	= 2.78%
40.6260

—	Malaysian ringgit:	25% ×	(3.1590 - 2.8431)	= 2.78%
2.8431

—	Indian rupee:	25% ×	(46.6463 - 48.9786)	= –1.19%
48.9786

—	Indonesian rupiah:	25% ×	(8,958.0000 - 8,510.1000)	= 1.32%
8,510.1000

The hypothetical Ending Value would be 105.69, determined as follows:

           100 + 100 × (sum of the Weighted Return for each exchange rate), rounded to two decimal places

           100 + 100 × (2.78 + 2.78 - 1.19 + 1.32)%

           100 + 100 × (5.69%) = 105.69

Historical Data on the Exchange Rates

The following tables set forth the high and low daily exchange rates for each underlying currency from the first quarter of 2005 through August 17, 2010. These exchange rates were obtained from publicly available information on Bloomberg, L.P. These exchange rates should not be taken as an indication of the future performance of any of the underlying currencies or the Basket of Asian Currencies, or as an indication of whether, or to what extent, the Ending Value will be greater than the Starting Value.

As described above, the exchange rate for each underlying currency is expressed as the number of units of the applicable underlying currency for which one U.S. dollar can be exchanged. As a result, the “High” values represent the weakest that currency was relative to the U.S. dollar for the given quarter, while the “Low” values represent the strongest that currency was relative to the U.S. dollar for the given quarter.

Philippine peso

The following table sets forth the high and low daily exchange rates for the Philippine peso for the calendar quarters from the first quarter of 2005 through August 17, 2010. On August 17, 2010, the exchange rate for the Philippine peso was 45.1400 Philippine pesos per U.S. dollar, as reported by Bloomberg L.P. The Initial Exchange Rate for the Philippine peso will be determined by the calculation agent on the pricing date and set forth in the final term sheet that will be made available in connection with sales of the Currency MITTS.

	High	Low
2005
First Quarter	56.2600	53.9750
Second Quarter	55.9750	53.9500
Third Quarter	56.3550	55.5500
Fourth Quarter	55.9750	52.9950

2006
First Quarter	52.8500	51.0150
Second Quarter	53.5200	50.9700
Third Quarter	52.9800	50.0900
Fourth Quarter	50.1470	49.0300

2007
First Quarter	49.1350	48.0600
Second Quarter	48.3450	45.5900
Third Quarter	47.1250	44.7770
Fourth Quarter	45.1120	41.2150

2008
First Quarter	41.8390	40.2700
Second Quarter	44.9550	41.4700
Third Quarter	47.1600	43.7850
Fourth Quarter	49.9420	46.7430

2009
First Quarter	49.0300	46.4450
Second Quarter	48.9950	46.9700
Third Quarter	48.9000	47.2920
Fourth Quarter	47.7470	46.0000

2010
First Quarter	46.6900	45.1700
Second Quarter	47.1270	44.2300
Third Quarter (through August 17, 2010)	46.5550	44.8900

Malaysian ringgit

The following table sets forth the high and low daily exchange rates for the Malaysian ringgit for the calendar quarters from the first quarter of 2005 through August 17, 2010. On August 17, 2010, the exchange rate for the Malaysian ringgit was 3.1590 Malaysian ringgits per U.S. dollar, as reported by Bloomberg L.P. The Initial Exchange Rate for the Malaysian ringgit will be determined by the calculation agent on the pricing date and set forth in the final term sheet that will be made available in connection with sales of the Currency MITTS.

	High	Low
2005
First Quarter	3.8000	3.8000
Second Quarter	3.8000	3.8000
Third Quarter	3.8000	3.7463
Fourth Quarter	3.7810	3.7695

2006
First Quarter	3.7790	3.6831
Second Quarter	3.6875	3.5765
Third Quarter	3.6950	3.6415
Fourth Quarter	3.6955	3.5270

2007
First Quarter	3.5300	3.4527
Second Quarter	3.4835	3.3870
Third Quarter	3.5150	3.4026
Fourth Quarter	3.4135	3.3115

2008
First Quarter	3.3112	3.1585
Second Quarter	3.2760	3.1320
Third Quarter	3.4710	3.2185
Fourth Quarter	3.6400	3.4362

2009
First Quarter	3.7280	3.4660
Second Quarter	3.6475	3.4715
Third Quarter	3.5975	3.4615
Fourth Quarter	3.4790	3.3605

2010
First Quarter	3.4440	3.2638
Second Quarter	3.3630	3.1825
Third Quarter (through August 17, 2010)	3.2332	3.1425

Indian rupee

The following table sets forth the high and low daily exchange rates for the Indian rupee for the calendar quarters from the first quarter of 2005 through August 17, 2010. On August 17, 2010, the exchange rate for the Indian rupee was 46.6463 Indian rupees per U.S. dollar, as reported by Bloomberg L.P. The Initial Exchange Rate for the Indian rupee will be determined by the calculation agent on the pricing date and set forth in the final term sheet that will be made available in connection with sales of the Currency MITTS.

	High	Low
2005
First Quarter	43.9300	43.4200
Second Quarter	43.8300	43.2900
Third Quarter	44.1500	43.1750
Fourth Quarter	46.3100	44.1275

2006
First Quarter	45.0925	44.1175
Second Quarter	46.3900	44.6012
Third Quarter	46.8750	45.7700
Fourth Quarter	45.8800	44.2700

2007
First Quarter	44.6575	43.0350
Second Quarter	43.1450	40.4900
Third Quarter	41.3162	39.7035
Fourth Quarter	39.9000	39.2775

2008
First Quarter	40.7300	39.2650
Second Quarter	43.0400	39.7650
Third Quarter	46.9550	42.0637
Fourth Quarter	50.2900	46.6100

2009
First Quarter	51.9700	48.2550
Second Quarter	50.5200	46.9475
Third Quarter	49.0825	47.5175
Fourth Quarter	47.7550	46.0912

2010
First Quarter	46.8112	44.9175
Second Quarter	47.6963	44.2938
Third Quarter (through August 17, 2010)	47.3637	46.1325

Indonesian rupiah

The following table sets forth the high and low daily exchange rates for the Indonesian rupiah for the calendar quarters from the first quarter of 2005 through August 17, 2010. On August 17, 2010, the exchange rate for the Indonesian rupiah was 8,958.0000 Indonesian rupiahs per U.S. dollar, as reported by Bloomberg L.P. The Initial Exchange Rate for the Indonesian rupiah will be determined by the calculation agent on the pricing date and set forth in the final term sheet that will be made available in connection with sales of the Currency MITTS.

	High	Low
2005
First Quarter	9,515.0000	9,135.0000
Second Quarter	9,760.0000	9,430.0000
Third Quarter	10,775.0000	9,725.0000
Fourth Quarter	10,303.0000	9,685.0000

2006
First Quarter	9,815.0000	9,045.0000
Second Quarter	9,495.0000	8,703.0000
Third Quarter	9,295.0000	9,045.0000
Fourth Quarter	9,228.0000	8,995.0000

2007
First Quarter	9,255.0000	8,973.0000
Second Quarter	9,125.0000	8,675.0000
Third Quarter	9,480.0000	9,000.0000
Fourth Quarter	9,433.0000	9,053.0000

2008
First Quarter	9,458.0000	9,060.0000
Second Quarter	9,355.0000	9,189.0000
Third Quarter	9,506.0000	9,073.0000
Fourth Quarter	12,650.0000	9,478.0000

2009
First Quarter	12,100.0000	10,805.0000
Second Quarter	11,595.0000	9,930.0000
Third Quarter	10,293.0000	9,658.0000
Fourth Quarter	9,665.0000	9,340.0000

2010
First Quarter	9,428.0000	9,090.0000
Second Quarter	9,378.0000	9,008.0000
Third Quarter (through August 17, 2010)	9,071.0000	8,937.0000

While historical information on the Basket of Asian Currencies will not exist before the pricing date, the following graph sets forth hypothetical monthly historical values of the Basket of Asian Currencies from January 1, 2005 through July 31, 2010 based upon historical exchange rates as of the end of each month. For purposes of this graph, the value of the Basket of Asian Currencies was set to 100 as of December 31, 2004 and the value of the Basket of Asian Currencies as of the end of each month is based upon the hypothetical Ending Value as of the end of that month, calculated as described in the section “The Basket of Asian Currencies” above. This historical data on the exchange rates as reported by Bloomberg is not necessarily indicative of the future performance of the exchange rates or the Basket of Asian Currencies or what the value of the Currency MITTS may be. Any historical upward or downward trend in the value of the Basket of Asian Currencies during any period set forth below is not an indication that the Ending Value will be greater than the Starting Value.

Summary Tax Consequences

You should consider the U.S. federal income tax consequences of an investment in the Currency MITTS, including the following:

•	Although there are no statutory provisions, regulations, published rulings, or judicial decisions addressing the characterization, for U.S. federal income tax purposes, of the Currency MITTS, we intend to treat the Currency MITTS as debt instruments for U.S. federal income tax purposes and, where required, intend to file information returns with the IRS in accordance with such treatment.

•	A U.S. Holder will be required to report original issue discount (“OID”) or interest income based on a “comparable yield” with respect to a Currency MITTS without regard to cash, if any, received on the Currency MITTS.

•	Upon a sale, exchange, or retirement of a Currency MITTS prior to maturity, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange, or retirement and the holder’s tax basis in the Currency MITTS. A U.S. Holder generally will treat any gain as ordinary interest income, and any loss as ordinary up to the amount of previously accrued OID and then as capital loss. At maturity, (i) if the actual Redemption Amount exceeds the projected Redemption Amount, a U.S. Holder must include such excess as interest income, or (ii) if the projected Redemption Amount exceeds the actual Redemption Amount, a U.S. Holder will generally treat such excess first as an offset to previously accrued OID for the taxable year, then as an ordinary loss to the extent of all prior OID inclusions, and thereafter as a capital loss.

Certain U.S. Federal Income Taxation Considerations

Set forth below is a summary of certain U.S. federal income tax considerations relating to an investment in the Currency MITTS. The following summary is not complete and is qualified in its entirety by the discussion under the section entitled “U.S. Federal Income Tax Summary” beginning on page S-56 of product supplement MITTS-4, which you should carefully review prior to investing in the Currency MITTS. Capitalized terms used and not defined herein have the meanings ascribed to them in product supplement MITTS-4.

General. There are no statutory provisions, regulations, published rulings, or judicial decisions addressing the characterization, for U.S. federal income tax purposes, of Currency MITTS or other instruments with terms substantially the same as the Currency MITTS. However, although the matter is not free from doubt, under current law, each Currency MITTS should be treated as a debt instrument for U.S. federal income tax purposes. We currently intend to treat the Currency MITTS as debt instruments for U.S. federal income tax purposes and, where required, intend to file information returns with the IRS in accordance with such treatment, in the absence of any change or clarification in the law, by regulation or otherwise, requiring a different characterization of the Currency MITTS. You should be aware, however, that the IRS is not bound by our characterization of the Currency MITTS as indebtedness and the IRS could possibly take a different position as to the proper characterization of the Currency MITTS for U.S. federal income tax purposes. If the Currency MITTS are not in fact treated as debt instruments for U.S. federal income tax purposes, then the U.S. federal income tax treatment of the purchase, ownership, and disposition of the Currency MITTS could differ materially from the treatment discussed below, with the result that the timing and character of income, gain, or loss recognized in respect of a Currency MITTS could differ materially from the timing and character of income, gain, or loss recognized in respect of a Currency MITTS had the Currency MITTS in fact been treated as debt instruments for U.S. federal income tax purposes. Accordingly, prospective purchasers are urged to consult their own tax advisors regarding the tax consequences of investing in the Currency MITTS. The following summary assumes that the Currency MITTS will be treated as debt instruments of BAC for U.S. federal income tax purposes.

Interest Accruals. The amount payable on the Currency MITTS at maturity will depend on the performance of the Exchange Rate Measure. We intend to take the position that the “denomination currency” (as defined in the applicable Treasury regulations) of the Currency MITTS is the U.S. dollar and, accordingly, we intend to take the position that the Currency MITTS will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, subject to taxation under the “noncontingent bond method,” and the balance of this discussion assumes that this characterization is proper and will be respected. Under this characterization, the Currency MITTS generally will be subject to the Treasury regulations governing contingent payment debt instruments. Under those regulations, a U.S. Holder will be required to report OID or interest income based on a “comparable yield” and a “projected payment schedule,” established by us for determining interest accruals and adjustments with respect to a Currency MITTS. A U.S. Holder who does not use the “comparable yield” and follow the “projected payment schedule” to calculate its OID and interest income on a Currency MITTS must timely disclose and justify the use of other estimates to the IRS.

Sale, Exchange, or Retirement of the Currency MITTS. Upon a sale, exchange, or retirement of a Currency MITTS prior to maturity, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange, or retirement and the holder’s tax basis in the Currency MITTS. A U.S. Holder’s tax basis in a Currency MITTS generally will equal the cost of that Currency MITTS, increased by the amount of OID previously accrued by the holder for that Currency MITTS (without regard to any positive or negative adjustments under the contingent payment debt regulations). A U.S. Holder generally will treat any gain as interest income, and will treat any loss as ordinary loss to the extent of the excess of previous interest inclusions over the total negative adjustments previously taken into account as ordinary losses, and the balance as long-term or short-term capital loss depending upon the U.S. Holder’s holding period for the Currency MITTS. At maturity, (i) if the actual Redemption Amount exceeds the projected Redemption Amount, a U.S. Holder must include such excess as interest income, or (ii) if the projected Redemption Amount exceeds the actual Redemption Amount, a U.S. Holder will generally treat such excess first as an offset to previously accrued OID for the taxable year, then as an ordinary loss to the extent of all prior OID inclusions, and thereafter as a capital loss. The deductibility of capital losses by a U.S. Holder is subject to limitations.

Hypothetical Tax Accrual Table. The following table is based upon a hypothetical projected payment schedule (including a hypothetical Redemption Amount) and a hypothetical comparable yield equal to 1.60% per annum (compounded semi-annually), which is our current estimate of the comparable yield, based upon market conditions as of the date of this term sheet as determined by us for purposes of illustrating the application of the Code and the Treasury regulations to the Currency MITTS as if the Currency MITTS had been issued on September 29, 2010 and were scheduled to mature on September 28, 2012. This tax accrual table is based upon a hypothetical projected payment schedule per $10.00 principal amount of the Currency MITTS, which would consist of a single payment of $10.3234 at maturity. The following table is for illustrative purposes only, and we make no representations or predictions as to what the actual Redemption Amount will be. The actual “projected payment schedule” will be completed on the pricing date, and included in the final term sheet.

Accrual Period	Interest Deemed to Accrue on the Currency MITTS During Accrual Period (per Unit of the Currency MITTS)	Total Interest Deemed to Have Accrued on the Currency MITTS as of End of Accrual Period (per Unit of the Currency MITTS)
September 29, 2010 to December 31, 2010	$0.0409	$0.0409
January 1, 2011 to December 31, 2011	$0.1613	$0.2022
January 1, 2012 to September 28, 2012	$0.1212	$0.3234

Hypothetical Projected Redemption Amount = $10.3234 per unit of the Currency MITTS.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the Currency MITTS, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws. See the discussion under the section entitled “U.S. Federal Income Tax Summary” beginning on page S-56 of product supplement MITTS-4.

Additional Terms

You should read this term sheet, together with the documents listed below, which together contain the terms of the Currency MITTS and supersede all prior or contemporaneous oral statements as well as any other written materials. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the sections indicated on the cover of this term sheet. The Currency MITTS involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the Currency MITTS.

You may access the following documents on the SEC Website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Website):

▪	Product supplement MITTS-4 dated September 24, 2009:

http://www.sec.gov/Archives/edgar/data/70858/000119312509197085/d424b5.htm

▪	Series L MTN prospectus supplement dated April 21, 2009 and prospectus dated April 20, 2009:

http://www.sec.gov/Archives/edgar/data/70858/000095014409003387/g18667b5e424b5.htm

Our Central Index Key, or CIK, on the SEC Website is 70858.

We have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the product supplement, the prospectus supplement, and the prospectus in that registration statement, and the other documents relating to this offering that we have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you the Note Prospectus if you so request by calling MLPF&S toll-free at 1-866-500-5408.

Structured Investments Classification

MLPF&S classifies certain structured investments (the “Structured Investments”), including the Currency MITTS, into four categories, each with different investment characteristics. The description below is intended to briefly describe the four categories of Structured Investments offered: Principal Protection, Enhanced Income, Market Participation, and Enhanced Participation. A Structured Investment may, however, combine characteristics that are relevant to one or more of the other categories. As such, a category should not be relied upon as a description of any particular Structured Investment.

Principal Protection: Principal Protected Structured Investments offer full or partial principal protection against decreases in the value of the underlying market measure (or increases in the value of an underlying market measure for bearish Structured Investments), while offering market exposure and the opportunity for a better return than may be available from comparable fixed income securities. Principal protection may not be achieved if the investment is sold prior to maturity.

Enhanced Income: Structured Investments offering enhanced income may offer an enhanced income stream through interim fixed or variable coupon payments. However, in exchange for receiving current income, investors may forfeit upside potential on the underlying asset. These investments generally do not include the principal protection feature.

Market Participation: Market Participation Structured Investments can offer investors exposure to specific market sectors, asset classes, and/or strategies that may not be readily available through traditional investment alternatives. Returns obtained from these investments are tied to the performance of the underlying asset. As such, subject to certain fees, the returns will generally reflect any increases or decreases in the value of such assets. These investments generally do not include the principal protection feature.

Enhanced Participation: Enhanced Participation Structured Investments may offer investors the potential to receive better than market returns on the performance of the underlying asset. Some structures may offer leverage in exchange for a capped or limited upside potential and also in exchange for downside risk. These investments generally do not include the principal protection feature.

The classification of Structured Investments is meant solely for informational purposes and is not intended to fully describe any particular Structured Investment nor guarantee any particular performance.

“MITTS®” and “Market Index Target-Term Securities®” are our registered service marks.